UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 23, 2013

CORNERSTONE CORE PROPERTIES

REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400

Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01	Completion of Acquisition or Disposition of Assets

As reported in our Current Report on Form 8-K dated January 4, 2013, we became obligated under a purchase and sale agreement (the “Agreement”) on December 31, 2012 in connection with the sale of the 20100 Western Avenue property (the “Property”) by MMB Management, LLC (“Buyer”), a non-related third party, for a sale price of approximately $17.6 million. The Property, located at 20100 Western Avenue, Torrance, California, is a 116,433 square feet industrial building acquired in December 2006. The Western transaction was completed on January 23, 2013.

Item 9.01	Financial Statements and Exhibits.

(b) Proforma financial information

If the Property was sold on January 1, 2012, our 2012 consolidated revenue and expenses would have been reduced by approximately $0.7 million and $0.6 million, respectively. As of December 31, 2012, total assets and total liabilities would be reduced by $5.0 million and $9.3 million, respectively, as a result of the transaction. Total liabilities include $8.9 million of mortgage debt secured by the Property. The Company anticipates using the proceeds from the sale of the Property to acquire assets with a greater revenue and net income contribution to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

Dated: January 29, 2013	By:	/s/ Timothy C. Collins
Timothy C. Collins,
Chief Financial Officer